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                                                                    Exhibit 11.1

                           UNIVERSAL ELECTRONICS INC.
                        COMPUTATION OF PER SHARE EARNINGS



                                                         THREE MONTHS ENDED
                                                             MARCH 31,

                                                          1998          1997
                                                      -----------   -----------
Common stock
 outstanding, beginning
 of period                                              6,312,199     6,372,025
                                                      -----------   -----------

Weighted average common
 stock outstanding from
 exercise of stock options,
 treasury stock purchases and
 employee benefit plan                                      6,334       (59,352)
                                                      -----------   -----------

Weighted average common
 stock outstanding - basic                              6,318,533     6,312,673

Stock Options                                             312,281            --
                                                      -----------   -----------
Weighted average common stock outstanding - diluted     6,630,814     6,312,673
                                                      ===========   ===========

Net income attributable to common stockholders        $   343,903   $  (280,786)
                                                      ===========   ===========

Net income (loss) per share:
    Basic                                             $      0.05   $     (0.04)
                                                      ===========   ===========

    Diluted                                           $      0.05   $     (0.04)
                                                      ===========   ===========





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